Exhibit 99.1

IRIDEX Announces Appointment of Maria Sainz and David Bruce to its Board of Directors

Mountain View, Calif., April 16, 2018— IRIDEX Corporation (Nasdaq: IRIX) today announced the appointment of Maria Sainz and David Bruce to the Company’s Board of Directors effective as of April 13, 2018.  Ms. Sainz and Mr. Bruce will both join the Compensation Committee. Ms. Sainz will also join the Nominating and Governance Committee.  Concurrent with these additions, George Marcellino will depart from the Board of Directors to focus on his new role as IRIDEX’s Vice President of Clinical Affairs.

“We are delighted to have two industry leaders, both with deep experience leading growth stage medical device companies, join our Board of Directors,” said William M. Moore, President and Chief Executive Officer.  “Their relevant experience and expertise in product development and commercialization directly aligns with our priority to accelerate Cyclo G6 adoption and utilization worldwide.  Maria and David are ideal additions to our team and we look forward to their contributions.”

Maria Sainz brings 25 years of experience in the medical device industry to the IRIDEX Board of Directors.  Sainz most recently served as President and Chief Executive Officer of CardioKinetix, a privately held transcatheter cardiovascular implant company.  There she led the company’s regulatory, clinical and commercialization efforts outside the U.S. while securing expedited access pathway status for the device in the U.S.  Previously she served as President and CEO for Concentric Medical where she contributed to ramping revenues to $36 million and negotiated the acquisition of the company by Stryker Corporation.  Prior, Sainz held several leadership positions with Guidant Corporation.  She was President of the Cardiac Surgery Division for Guidant at the time of the company’s acquisition by Boston Scientific, at which point she continued as an advisor to Boston Scientific.  Sainz began her career at Eli Lilly & Co.  She holds a Master of Arts in Languages from the University of Complutense in Madrid and a Master of International Management from the American Graduate School of International Management.  She currently serves on the Board of Directors for Halyard Health, Orthofix International and MRI Interventions.

David Bruce most recently served as COO for Catheter Robotics, a privately held, commercial stage, remote catheter systems company.  There he was responsible for planning and executing strategy for commercial market penetration, clinical studies and additional regulatory clearances for label expansion.  Prior to that, Bruce served as President and CEO and Director of Arstasis, an arterial access device company, which he transitioned from development to commercialization and growth.  Before Arstasis Bruce served as CEO and Director of Patient Safety Technologies, CEO and Director of EP MedSystems, and Platform General Manager of the AcuNav Catheter Business for Siemens Medical Solutions

Ultrasound Division. Bruce began his career in engineering roles at Applied Materials and Optical Storage International.  He holds a Master of Business Administration from the Wharton School at the University of Pennsylvania and a Bachelor of Science from the University of California, Berkeley.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma, diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the plans to accelerate Cyclo G6 adoption and utilization. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Media Contact:

Jamie Hall

Pascale Communications, LLC.

724-417-0167

jamie@pascalecommunications.com

Investor Relations Contact:

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com